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                                                                    EXHIBIT 23.5

[Sikich Gardner & Co, LLP LOGO]


Board of Directors
First Investors Group, Inc.

We hereby consent to the use of in this Registration Statement of Citizens, Inc. on Form S-4 of our report on the consolidated balance sheet of December 31, 1995 of First Investors Group, Inc. and Subsidiaries (a development stage enterprise), dated February 5, 1996, as appearing in the prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ Sikich Gardner & Co., LLP
Sikich Gardner & Co., LLP

November 10, 1998